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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman TargetHorizon ETF Portfolios, Inc.:

We consent to the references to us in this Post-Effective Amendment No. 11 to Registration Statement No. 333-126647 on Form N-1A, under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP

New York, New York
November 23, 2009